Exhibit 5.3

CORPORATE CONSENT OF WSP USA INC.

WSP USA Inc. ("WSP") states that WSP USA Environment and Infrastructure Inc. (merged into WSP effective December 31, 2024) is responsible for preparing or supervising the preparation of part(s) of the Technical Report titled "NI 43 101 Technical Report on the Feasibility Study of the Terronera Project, Jalisco State, Mexico - Amended" with an effective date of September 9, 2021 and dated May 15, 2023.

Furthermore, WSP states that:

a) The document the Technical Report supports is the Annual Information Form of Endeavour Silver Corp. (the "Company") for the year ended December 31, 2024 (the "AIF") and the Company's registration statement on Form F-10 (the “Registration Statement”, together with the AIF, the “Documents”) which incorporates by reference the AIF;

b) WSP consents, as a company whose principal business is providing engineering or geoscientific services, and whose business gives authority to a statement made by the company, to the use of WSP's name in the Documents in connection with any references, quotation from or summary in the Documents of the parts of the Technical Report for which WSP is responsible, and to the incorporation by reference of the Technical Report into the Documents.

c) WSP hereby confirms that it has read the Documents, and WSP has no reason to believe that there are any misrepresentations in the information contained in the Documents that are derived from the sections of the Technical Report for which WSP is responsible or that are within WSP's knowledge as a result of the services performed by WSP in connection therewith.

Dated this 1st day of April, 2025

WSP USA Inc.

 Authorized Signatory

Name: David Marston

Title: Sr. Vice President, District Business Line Leader